EX-99.77C

Upon notice duly given, a special meeting of shareholders of Calvert Tax-Free Reserves (“CTFR”) Limited-Term Portfolio (the “Portfolio”) was held on July 13, 2009, for the purpose of voting on the merger of the Portfolio into CTFR Calvert Tax-Free Bond Fund.  With regard to the item being voted, the merger was approved with the following votes:

   Affirmative: 5,566,152.243
   Against:        507,198.999
   Abstain:        218,579.547

Upon notice duly given, a special meeting of shareholders of Calvert Tax-Free Reserves (“CTFR”) Vermont Municipal Portfolio (the “Portfolio”) was held on July 13, 2009, for the purpose of voting on the merger of the Portfolio into CTFR Calvert Tax-Free Bond Fund.  With regard to the item being voted, the merger was approved with the following votes:

   Affirmative: 1,588,462.368
   Against:        357,799.798
   Abstain:        81,035.694

Upon notice duly given, a special meeting of shareholders of Calvert Tax-Free Reserves (“CTFR”) Long-Term Portfolio (the “Portfolio”) was held on July 13, 2009, for the purpose of voting on a change to the principal investment strategies set forth in the Portfolio’s prospectus.  With regard to the item being voted, the change was approved with the following votes:

   Affirmative: 1,527,543.051
   Against:        255,922.137
   Abstain:        41,399.800